Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Avenue Therapeutics, Inc.

Bay Harbor Islands, FL

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 25, 2022, relating to the financial statements of Avenue Therapeutics, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

New York, NY

January 24, 2024